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                                                                      Exhibit 99


Contact: Thomas W Zaucha, Chairman and CEO     James R Martin, CFO and Treasurer
         Northstar Health Services, Inc.   OR  Northstar Health Services, Inc.
         (724) 465-3200                        (724) 465-3215


                                               For Immediate Release

         NORTHSTAR HEALTH ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER
                           AND EXECUTIVE APPOINTMENT

INDIANA, PA - NOVEMBER 12, 1999 - Northstar Health Services, Inc. (OTCBB:NSTR), today announced results for the three and nine months ended September 30, 1999 and the appointment of James R. Martin as Executive Vice President, Treasurer and Chief Financial Officer.


                                OPERATING RESULTS

On August 13, 1999, the Company terminated the mobile diagnostic services performed by its Penn Vascusonics subsidiary. In the third quarter of 1999, the Company recorded a provision for the impairment related to this subsidiary. These costs included a charge of $334,000 for impaired fixed assets and $596,000 for impaired goodwill. In the third quarter of 1999 and 1998, Penn Vascusonics lost $175,000 and $134,000, respectively, from operations, and $397,000 and $225,000, respectively, for the nine months ended September 30, 1999 and 1998.

THREE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

Including the charge related to the sale of Penn Vascusonics, the third quarter of 1999 results declined compared with the prior year with the third quarter of 1999 showing a net loss of $743,000 compared to a profit of $213,000 for the same period in 1998. Net loss per share for the third quarter of 1999 was $.012 on 5,975,424 weighted average shares outstanding compared to a net income per share of $.04 on 5,975,424 weighted average shares outstanding for the same period in 1998.

The Company's total revenues decreased by $1,161,000 or 14.6% from $7,933,000 for the third quarter of 1998 to $6,772,000 for the third quarter of 1999. There was a decline in revenues of approximately $829,000 as the result of the closure or termination of certain clinics and contracts. A decline in management fee revenues of approximately $226,000 is attributable to the termination of all mobile diagnostic services effective August 13, 1999. Net patient service revenue from continuing operations decreased $145,000 as a result of a change in Medicare compensation for therapy services provided by outpatient rehabilitation agencies that was effective January 1, 1999, that negatively affected net reimbursement from Medicare and certain other payors. Revenues declined approximately $214,000 as a result of the sale in 1998 of the Company's interests in two joint ventures that provided mobile diagnostic services, including cardiac services, in Western Pennsylvania. These decreases were partially offset by an increase in net patient service revenues of $253,000 as a result of the Company opening new outpatient offices and entering into new contracts.

Due to the decrease in revenues and the Company's cost reduction program initiated in 1998, costs of service decreased $630,000 from $3,690,000 for the third quarter of 1998 to $3,060,000 for 1999, or 17.1%. As a percentage of net patient services revenue, costs of service decreased from 48.5% in the third quarter of 1998 to 45.9% in the third quarter of 1999. Gross profit declined $531,000, from $4,243,000 for the third quarter of 1998 to $3,712,000 for 1999, as the cost reduction program did not fully offset the decrease in gross margin due to volume. However, as a percentage of total revenue gross profit increased from 53.5% of total revenue for the third quarter of 1998 to 54.8% of total revenue for 1999.

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Total selling, general and administrative expenses for the third quarter decreased $421,000 from $2,665,000 in 1998 to $2,244,000 in 1999. The 15.8%
decrease can be attributed to the cost reduction program initiated in May 1998, and the regional management reorganization that was completed in December 1998.

Interest expense was $505,000 for the third quarter of 1999 compared to $535,000 for 1998. This decrease can be attributed to a decline in the Company's weighted average interest rate from 1998 to 1999. Certain costs estimated at $175,000 associated with the restructuring of the Company's senior debt were recorded in the third quarter of 1999, as well as the write-off of deferred financing costs related to the previous debt instrument of $151,000. These costs were partially offset by a favorable reversal of legal expenses of $118,000. The Company reported net non-operating income of $1,000 in the third quarter of 1999 compared to the net non-operating income of $40,000 in the third quarter of 1998.

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

Including the charge related to the sale of Penn Vascusonics, during the first nine months of 1999, results declined, with the first nine months of 1999 showing a net loss of $583,000 compared to a profit of $156,000 for the same period in 1998. Net loss per share for the first nine months of 1999 was $.10 on 5,975,424 weighted average shares outstanding compared to a profit per share of $.03 on 5,988,638 weighted average shares outstanding for the same period in 1998.

For the nine-month period ended September 30, 1999, the Company's total revenues declined by $3,590,000, or 14.7% from $24,403,000 for the first nine months of 1998 to $20,813,000 for 1999. Revenues decreased approximately $2,437,000 as the result of the closure or termination of certain clinics and contracts. This was partially offset by the Company opening new outpatient offices and entering into new contracts that resulted in an increase in net patient services revenue of $488,000. A decline in management fee revenues of approximately $340,000 is attributable to the termination of all mobile diagnostic services effective August 13, 1999. Net patient service revenue from continuing operations decreased $590,000 as a result of a change in Medicare compensation for therapy services provided by outpatient rehabilitation agencies that was effective January 1, 1999, that negatively affected net reimbursement from Medicare and certain other payors. Revenues also declined $711,000 as the result of the sale in 1998 of the Company's interest in two joint ventures that provided mobile diagnostic services, including cardiac services, in Western Pennsylvania.

Due to a decrease in total revenues, the continued stabilization of the Company's workforce and revenue base and the Company's cost reduction program initiated in 1998, subcontracted services were significantly reduced and direct labor costs declined, thereby decreasing the Company's costs of service by $2,004,000 from $11,380,000 for the first nine months of 1998 to $9,376,000 for
1999, or 17.6%. As a percentage of net patient service revenue, cost of service decreased during the first nine months of 1999, from 48.8% in 1998 to 46.7% in 1999. As a result of the decrease in total revenue in the first nine months of 1999, gross profit decreased $1,586,000 from $13,023,000 for the first nine months of 1998 to $11,437,000 for 1999. As a percentage of total revenue, gross profit increased from 53.4% of revenue for the first nine months of 1998 to 55.0% for the first nine months of 1999.

Total selling, general and administrative expenses for the first nine months decreased $1,292,000 from $8,353,000 in 1998 to $7,061,000 in 1999. The 15.5%
decrease can be attributed to the cost reduction program initiated in May 1998, and the regional management reorganization that was completed in December 1998.

Interest expenses were $1,518,000 for the first nine months of 1999 compared to $1,598,000 for 1998. This decrease can be attributed to the amortization of leases and other debt. The Company reported net non-operating expense of $3,000 for the first nine months of 1999 compared to $57,000 in net non-operating income in the first nine months of 1998. Net operating income for the first nine months of 1998 included approximately $7,900 in gain on the disposal of fixed assets compared to $7,000 in losses for the first nine months of 1999. Certain costs estimated at $175,000 associated with the restructuring of the company's senior debt was recorded in the third quarter of 1999, as well as the write-off of deferred financing costs related to the previous debt instrument of $151,000. These costs were partially offset by a favorable reversal of legal expenses of $118,000.
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Thomas W. Zaucha, Chairman and CEO of Northstar Health Services, Inc., stated,
"The change in Medicare reimbursement that became effective January 1, 1999, coupled with the lower reimbursement for those patients cared for under managed care plans continue to have a negative effect on our revenues. In addition, the termination of contract rehabilitation services in long term care facilities as a result of changes in Medicare reimbursement, associated with the Balanced Budget Act, further compromised revenues and income in 1999 when compared with 1998. Finally, the liquidation of the mobile diagnostics subsidiary impacted revenues negatively but it is anticipated to improve the bottom line income going forward."

Mr. Zaucha also stated, "The opening of 12 new outpatient centers in 1999 creates opportunities for growth in outpatient revenues in 2000 due to the maturation of these new centers. Throughout 1999 we have adapted our expenses accordingly and intend to continue to do so going forward. We are pleased that we were able to maintain our level of profits from the outpatient physical therapy and rehabilitation business. We intend to continue to focus our efforts on improving the performance of our core outpatient physical therapy and rehabilitation business. The fact that we have completed the restructuring of our debt with Cerberus Capital Management, LLC, and with the exception of one case, the settlement of all litigation associated with past officers and directors creates the time for management to concentrate on the growth and development of the 70 outpatient centers currently owned and operated under the name of Keystone Rehabilitation Systems."


                              EXECUTIVE APPOINTMENT

Today, Mr. Thomas W. Zaucha announced the appointment of James R. Martin, as Executive Vice President, Treasurer and Chief Financial Officer of Northstar Health Services, Inc.

Mr. Martin joins Northstar with over thirty years financial experience and will be responsible for all accounting, treasury, risk management and human resource operations.

Mr. Martin, a Certified Public Accountant, was previously Treasurer of Glenshaw Glass Company with additional domestic and international responsibilities for Glenshaw's parent company, G&G Investments, Inc. G&G is the third largest glass container manufacturer in North America through its Anchor Glass and Consumers Glass (Canada) affiliates.

Mr. Martin has undergraduate and MBA degrees from Duquesne University and began his career with a "big-five" public accounting firm. He will report to Mr. Zaucha and he has also been elected to the Company's Board of Directors.

Mr. Zaucha commented, "The appointment of Jim Martin to the position of Executive Vice President, Treasurer and Chief Financial Officer provides significant benefits to the Company and its management team. His appointment as a Board member further communicates the directors' and officers' commitment to this Company and its shareholders. Jim's credentials as a former Controller of a Fortune 600 Company, coupled with his experience in administration with G&G Investments, Inc. certainly qualify him for this position. I look forward to having him at my side for many years as we advance the Company to new levels."

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Northstar Health Services, Inc., is a leading provider of physical therapy rehabilitation and contracted long term care services at outpatient rehabilitation clinics and by contract to other healthcare facilities in Pennsylvania and Ohio.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties,


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including, without limitations, changes in policies regarding reimbursement, increased levels of competition, competition for qualified personnel, the outcomes of current litigation involving the Company, and the ability to have its Common Stock relisted on a national market or exchange and other risks detailed from time to time in the Company's SEC reports.

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                                  TABLE FOLLOWS








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                         NORTHSTAR HEALTH SERVICES, INC.

                      CONSOLIDATED SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



                                          THREE MONTHS ENDED                         NINE MONTHS ENDED
                                             SEPTEMBER 30,                             SEPTEMBER 30,
                                          ------------------                         -----------------

                                       1999                 1998                 1999                 1998
                                       ----                 ----                 ----                 ----

TOTAL REVENUE                      $     6,772           $    7,933          $    20,813           $   24,403

COSTS OF SERVICE                         3,060                3,690                9,376               11,380

GROSS PROFIT                             3,712                4,243               11,437               13,023

TOTAL OPERATING EXPENSES                *3,867                3,440              *10,249               10,970

OPERATING (LOSS)/ INCOME                  (155)                 803                1,188                2,053

NET (LOSS) /INCOME                        (743)                 213
                                                                                    (583)                 156

(LOSS)/INCOME PER SHARE -
   BASIC                                 (0.12)                0.04                (0.10)                0.03

(LOSS)/INCOME PER SHARE -
   DILUTED                               (0.12)                0.04                (0.10)                0.03

WEIGHTED AVG. NUMBER
   OF COMMON SHARES -
   BASIC                             5,975,424            5,975,424            5,975,424            5,975,424

WEIGHTED AVG. NUMBER
   OF COMMON SHARES -
   DILUTED                           5,975,424            6,002,517            5,975,424            5,988,638



*INCLUDES A PROVISION OF $930,0000 FOR IMPAIRMENT OF SUBSIDIARY ASSETS.





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